SUCCESSOR TRUSTEE AGREEMENT


     THIS AGREEMENT is made effective December 15, 1995 by and between NATIONSBANK CORPORATION, a North Carolina corporation (the "Company") and FIRST TRUST OF NEW YORK, NATIONAL ASSOCIATION, a national banking association ("First Trust");

                              W I T N E S S E T H:

     WHEREAS, the Company is the issuer of Senior Debt Securities issued or to be issued pursuant to the terms of (i) an Indenture dated as of October 1, 1986 between the Company and BANKAMERICA NATIONAL TRUST COMPANY ("BankAmerica"), as successor trustee to Security Pacific National Trust Company (New York) (the "1986 Indenture"); (ii) an Indenture dated as of January 1, 1992 between the Company and BankAmerica, as successor trustee to BankAmerica Trust Company of New York, as amended (the "1992 Indenture"); and (iii) an Indenture dated as of January 1, 1995 between the Company and BankAmerica (the "Current Senior Indenture") and with the 1986 Indenture and the 1992 Indenture, the "Indentures");

     WHEREAS, effective December 15, 1995, BankAmerica transferred and assigned to First Trust all of its rights and duties under the Indentures; and

     WHEREAS, the Company and First Trust intend for this agreement to document the role of First Trust under the Indentures;

     NOW, THEREFORE, in consideration of the premises and the covenants of the parties contained herein, the parties hereto agree as follows:

     1.   Confirmation.  First Trust hereby confirms that:

          a. Under the terms of a Purchase and Assumption Agreement dated August 21, 1995 and related Instrument of Transfer and Assignment of New York Appointments, it has succeeded to substantially all of the corporate trust business of BankAmerica; and

          b. It meets the standards of qualification and eligibility set forth in Article Seven of each of the Indentures;

          c. It accepts its designation as successor Trustee under the Indentures and agrees to perform the duties of Trustee thereunder.

     2. Acceptance by Company. The Company hereby affirms its acceptance of First Trust as successor Trustee under the terms of the Indentures.

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     3.   Ratification of Indentures.  The parties hereto ratify
          and confirm the terms of the Indentures with First
          Trust as successor Trustee thereunder.

     IN WITNESS WHEREOF, the Company and First Trust have each caused this agreement to be executed in its respective name by its duly authorized officers, effective the date set forth above.



                              NATIONSBANK CORPORATION

ATTEST:                       By:-s- JOHN E. MACK
                                     Senior Vice President
                                      and Treasurer
- -s- ALLISON  GILLIAM
    Assistant Secretary




                              FIRST TRUST OF NEW YORK,
                               NATIONAL ASSOCIATION

ATTEST:                       By:-s- GEOVANNI BARRIS
                                     Assistant Vice President
- -s- KENNETH RACIOPPO
    Assistant Secretary

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